UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NORDSTROM, INC.

(Exact Name of Registrant as Specified in Its Charter)

Washington	91-0515058
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1617 Sixth Avenue, 6th Floor Seattle, Washington 98101	Robert B. Sari 1700 Seventh Avenue, 7th Floor Seattle, Washington 98101 (206) 628-2111
(Address of Principal Executive Offices, including zip code)	(Name, address and telephone number, including area code, of agent for service)

Nordstrom, Inc. 2010 Equity Incentive Plan

(Full Title of Plan)

Copies to:

D. Wayne Gittinger

Brian B. DeFoe

Lane Powell PC

1420 Fifth Avenue, Suite 4100

Seattle, Washington 98101-2338

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, no par value, to be issued under the 2010 Equity Incentive Plan	16,000,000	$58.75	$940,000,000	$128,216

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also be deemed to cover any additional securities to be offered or issued in connection with the provisions of the Nordstrom, Inc. 2010 Equity Incentive Plan (the “Plan”) which provide for adjustments in the amount of securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee. Calculated pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, based on the average of the high and low sales price of the Company’s Common Stock, as reported on the New York Stock Exchange on June 12, 2013.

EXPLANATORY NOTE

This Registration Statement relates to 16,000,000 shares of Common Stock issuable under the Nordstrom, Inc. 2010 Equity Incentive Plan (the “Plan”), as amended effective February 27, 2013, which shares of Common Stock are in addition to the 11,600,000 shares of Common Stock registered on the Registrant’s Form S-8 filed on May 19, 2010 (File No. 333-166961) (the “Prior Registration Statement”) with respect to the Plan. This Registration Statement relates to securities of the same class as that to which the Prior Registration Statement relates and is submitted in accordance with General Instruction E to Form S-8 regarding registration of additional securities. Pursuant to Instruction E of Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

PART II

INFORMATION REQUIRED IN

THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference , and shall be deemed to be a part of, this Registration Statement:

(a)	The Registrant’s latest Annual Report on Form 10-K for the year ended February 2, 2013, filed with the Commission on March 18, 2013;

(b)	All other reports filed with the Commission by the Registrant pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above; and

(c)	The description of the Registrant’s Common Stock contained in the Registrant’s Form S-3/ASR filed with the Commission on October 5, 2011, and any amendment or report filed with the Commission for the purpose of updating such description.

All reports and definitive proxy or information statements filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

The Common Stock being registered hereunder has been registered pursuant to Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

The validity of the securities has been passed upon by the law firm of Lane Powell PC, Seattle, Washington. As of June 10, 2013, shareholders of Lane Powell PC advising the Registrant in connection with this matter owned directly or indirectly an aggregate of approximately 15.4 million shares of Common Stock of the Registrant.

Item 6. Indemnification of Directors and Officers.

Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”). Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, self-dealing or illegal corporate loans or distributions, or in any transactions from which the director personally receives a benefit in money, property or services to which the director is not legally entitled.

Article IX of the Amended and Restated Articles of Incorporation of the Registrant eliminates any personal liability of a director to the Registrant or its shareholders for monetary damages for conduct as a director, except for any liability for any acts or omissions that involve intentional misconduct by a director or a knowing violation of law by a director, for conduct violating RCW 23B.08.310, for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled, or for any act or omission occurring prior to the date when Article IX of the Amended and Restated Articles of Incorporation of the Registrant became effective. If the Washington Business Corporation Act is subsequently amended to change in a manner affecting the Registrant’s power to eliminate or limit the liability of a director to the Registrant, then, upon the effective date of the amendment and without further act: (i) if the amendment permits further elimination or limitation of liability, the liability of a director shall be additionally eliminated and limited to such further extent, or (ii) if the amendment changes the power to eliminate the liability of a director in any other respect, the liability of a director shall be eliminated and limited with respect to acts or omissions occurring after the effective date of the amendment to the fullest extent permitted by the Washington Business Corporation Act as so amended. Article IX of the Registrant’s Amended and Restated Articles of Incorporation also contains a provision that no amendment or repeal of the Amended and Restated Articles of Incorporation of the Registrant shall adversely affect any right or any elimination or limitation of liability of a director existing immediately prior to the amendment or repeal.

Article XI of the Registrant’s Bylaws provide for, among other things, the indemnification by the Registrant of its directors and officers and the advancement of expenses. The Registrant’s Bylaws also permit the purchase and maintenance of insurance, the creation of trust funds, the grant of security interests and the use of other means to secure the Registrant’s indemnification obligations. The Registrant has also entered into certain indemnification agreements with its directors, the form of which is attached as Exhibit 10.1 to its Current Report on Form 8-K filed with the Commission on March 3, 2009. The indemnification agreements provide the Registrant’s directors with indemnification to the full extent permitted by law.

Officers and directors of the Registrant are covered by insurance (with certain exceptions and limitations) that indemnifies them against certain losses and liabilities, including liabilities under the Securities Act. The effect of this insurance is to indemnify any officer or director of the Registrant against liability and expenses incurred by such officer or director upon a determination that such person acted in good faith.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

5.1	Opinion of Lane Powell PC (filed herewith)

10.1	Nordstrom, Inc. 2010 Equity Incentive Plan, as amended February 27, 2013 (filed herewith)

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm (filed herewith)

23.2	Consent of Lane Powell PC (included in Exhibit 5.1)

24.1	Power of Attorney (see signature page)

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the matters stated above, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed the value registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in a form of prospectus filed with the Commission in accordance with Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15 of the Exchange Act that are incorporated by reference into the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on the 13th day of June 2013.

NORDSTROM, INC.

/s/ Michael G. Koppel
By:	Michael G. Koppel
Its:	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

POWER OF ATTORNEY

Each person whose individual signature appears below hereby constitutes and appoints Michael G. Koppel and Robert Sari, and either of them, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, to do any and all acts and things and execute any and all instruments which said attorneys and agents, or any of them, may deem necessary or advisable or which said attorneys and agents, or any of them, may deem necessary or advisable or which may be required to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations or requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 relating to the Nordstrom, Inc. 2010 Equity Incentive Plan, as amended February 27, 2013, including specifically but without limiting the generality of the foregoing, the power and authority to sign in the name and on behalf of the undersigned, in his or her capacity as a director and/or officer of the Company, any such Form S-8 and any and all amendments and supplements thereto and any other instruments or documents filed as a part of or in connection therewith, and each of the undersigned does hereby ratify and confirm all that said attorneys and agents or any of them, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 14th day of May 2013.

SIGNATURE	TITLE

/s/ Enrique Hernandez, Jr. Enrique Hernandez, Jr.	Chairman of the Board and Director

/s/ Blake W. Nordstrom Blake W. Nordstrom	President (Principal Executive Officer and Director)

/s/ Michael G. Koppel	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Michael G. Koppel

/s/ James A. Howell	Vice President of Finance (Principal Accounting Officer)
James A. Howell

/s/ Phyllis J. Campbell Phyllis J. Campbell	Director

/s/ Michelle M. Ebanks Michelle M. Ebanks	Director

/s/ Robert G. Miller Robert G. Miller	Director

/s/ Erik B. Nordstrom Erik B. Nordstrom	Director

/s/ Peter E. Nordstrom Peter E. Nordstrom	Director

/s/ Philip G. Satre Philip G. Satre	Director

/s/ B. Kevin Turner B. Kevin Turner	Director

/s/ Robert D. Walter Robert D. Walter	Director

/s/ Alison A. Winter Alison A. Winter	Director

INDEX TO EXHIBITS

Exhibit Number	Description

5.1	Opinion of Lane Powell PC (filed herewith)

10.1	Nordstrom, Inc. 2010 Equity Incentive Plan, as amended February 27, 2013 (filed herewith)

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm (filed herewith)

23.2	Consent of Lane Powell PC (included in Exhibit 5.1)

24.1	Power of Attorney (see signature page)